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      GARDEN GROVE, Calif. -- Feb. 8, 1996--Dense-Pac Microsystems, Inc.
(NASDAQ:DPAC) Thursday announced it has started production of its highly anticipated one gigabit SuperSIMM(TM) memory board that through stacking technology can quadruple memory without expanding memory space.

      The company said it is initially manufacturing 15 to 20 boards a week, and it expects to sharply increase production in the coming months.

      James G. Turner, Dense-Pac's CEO, said current production fulfills a recent $1,035,000 order and "more importantly fills multiple requests for sample prototypes from some major companies that are considering incorporating the SuperSIMM(TM) into new and existing product designs," Turner said.

      "These high profile companies are sampling the SuperSIMM(TM) and third generation technology for applications in workstations, a desktop computer, printers, cameras, copiers and massive storage technologies."

      "We are right on schedule with the introduction of the SuperSIMM(TM), and judging by the reception that our prototypes have received, it will be a major product for our company and should add significant value over the next year," Turner said.

      Dense-Pac Microsystems, Inc. is a designer and manufacturer of proprietary computer chip stacking technologies that allows the company's government and commercial customers to pack huge amounts of memory into small spaces. Its memory technology can be used in such diverse areas as space satellites and space missiles, high performance auto engines, computers and telecommunications.


                                  EXHIBIT 99.2